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                                                                    Exhibit 12.1

                               AVANEX CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (in thousands except for ratios)
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                                                                                                                         NINE MONTHS
                                                                            YEARS ENDED JUNE 30,                            ENDED
                                                    -----------------------------------------------------------------      MARCH 31,
                                                       1999         2000          2001          2002          2003           2004
                                                    ---------     ---------     ---------     ---------     ---------    -----------
Earnings:
Loss from continuing operations before
  provision for income taxes, discontinued
  operations and cumulative effect of
  a change in accounting principle                  $  (9,221)    $ (38,685)    $(119,532)    $ (77,777)    $ (65,412)    $ (96,393)

Add fixed charges                                         130           887         2,542         3,245         2,028         1,921

                                                    ---------     ---------     ---------     ---------     ---------     ---------
Earnings                                            $  (9,091)    $ (37,798)    $(116,990)    $ (74,532)    $ (63,384)    $ (94,472)
                                                    ---------     ---------     ---------     ---------     ---------     ---------
Fixed Charges:
Interest expense                                          117           584         1,299         2,492         1,334           769
Estimated interest component of rent expense               13           303         1,243           753           694         1,152
                                                    ---------     ---------     ---------     ---------     ---------     ---------
Fixed Charges                                       $     130     $     887     $   2,542     $   3,245     $   2,028     $   1,921
                                                    ---------     ---------     ---------     ---------     ---------     ---------
Ratio of earnings to fixed charges (1)                   --            --            --            --            --            --

--------------------------
(1) Amount that earnings, as defined, was
    insufficient to cover fixed charges             $   9,091      $ 37,798     $ 116,990      $ 74,532      $ 63,384      $ 94,472
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